UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 4/22/2024

Gaming and Leisure Properties, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	GLPI	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.

On April 22, 2024, the Board of Directors (the “Board”) of Gaming and Leisure Properties, Inc. (the “Company”) appointed Ms. Debra Martin Chase as a new independent member of the Board, effective April 22, 2024 to fill the vacancy created by the previously disclosed passing of JoAnne A. Epps on September 19, 2023. The appointment of Ms. Chase to the Board brings the total number of directors to eight, seven of which are independent members. On April 22, 2024, the Board also appointed Ms. Chase as a member of the Nominating and Corporate Governance Committee of the Board of Directors, effective April 22, 2024. Ms. Chase will hold the directorship until the Company’s next annual meeting of shareholders or until her successor is duly elected and qualified or until her earlier death, disqualification, resignation or removal.

Ms. Chase is the founder, President, and Chief Executive Officer of Hampstead Heath Productions, Inc. d/b/a Martin Chase Productions, a California production company, since its formation in 2003. Ms. Chase is a two-time Tony Award winning, a Peabody Award winning, and three-time Emmy nominated television, motion picture, and Broadway producer. Ms. Chase is an entertainment industry trailblazer, being the first female African American producer to have a deal with a major motion picture studio. Her films have grossed over $500 million at the box office. With over 30 years’ experience in motion picture and television production combined with a corporate legal background, she understands the interplay between the artistic and the business aspects of her industry. Ms. Chase currently serves on the board of B&G Foods (NYSE: BGS), where she chairs the Corporate Social Responsibility committee, the board of Bridge Investment Group Holdings Inc. (NYSE: BRDG), where she serves on the Audit Committee. She also serves on the board of the Second Stage Theater in Manhattan, where she chairs the board’s Artistic Committee. She previously served on the board of the New York City Ballet, where she founded and chaired its Diversity and Inclusion Committee, and the board of trustees for Mount Holyoke College. She is a member of the Motion Picture Academy, where she serves on the Producers Executive Committee; the Television Academy; the Broadway League, where she is a member of the Tony Management Committee; and the board of the Producers Guild Foundation.

She holds degrees from Mount Holyoke College and Harvard Law School. Prior to entering the entertainment industry, Ms. Chase practiced law at Houston’s Mayor, Day, and Caldwell law firm from 1981 to 1983. After serving as a lawyer for Tenneco from 1983 to 1985, Ms. Chase moved to New York City where she worked for Stroock, Stroock & Lavan law firm, and eventually became in-house counsel for Avon Products. In 1988, Ms. Chase worked for the Michael Dukakis presidential campaign and David Dinkins’s successful mayoral campaign. Ms. Chase is a member of The Academy of Motion Picture Arts and Sciences and The Academy of Television Arts and Sciences.

The Board determined that Ms. Chase is an “independent director” within the meaning of the Nasdaq Global Select Market. There are no arrangements or understandings between Ms. Chase and any other person pursuant to which she was appointed. There are also no family relationships between Ms. Chase and any director or executive officer of the Company, and Ms. Chase does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Chase’s appointment to the Board, the Compensation Committee of the Board recommended and the Board approved that the Company pay to Ms. Chase for the fiscal year 2024: (a) $100,292 in cash (includes annual board cash retainer of $130,000 and Nominating and Corporate Governance Committee annual cash retainer of $15,000, each prorated effective April 22, 2024); and (b) $138,334 in restricted stock ($200,000 annual restricted stock grant for service on the Board prorated effective April 22, 2024), with such restricted stock vesting annually, in accordance with the terms of the Company’s form of Board restricted stock award agreement under the Company’s 2013 Second Amended and Restated Long-Term Incentive Compensation Plan.

Item 7.01 Regulation FD Disclosure.

A copy of the press release, dated April 24, 2024, announcing the appointment of Ms. Chase as the new independent director of the Company, is filed as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

The press release is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated April 24, 2024

104	The cover page from the Company's Current Report on Form 8-K, dated April 24, 2024, formatted in inline XBRL.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2024	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ Desiree A. Burke
	Name:	Desiree A. Burke
	Title:	Chief Financial Officer and Treasurer

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